Filed pursuant to Rule 424(b)(3)

Registration Number 333-208566

Prospectus Supplement No. 7 (To Prospectus dated December 29, 2015)

1,071,679 Shares of Common Stock

VIVEVE MEDICAL, INC.

This Prospectus Supplement No. 7 (this “Prospectus Supplement”) supplements our Prospectus dated December 29, 2015 included in our Registration Statement on Form S-1, File No. 333-208566, filed with the Securities and Exchange Commission on December 16, 2015, as supplemented by Prospectus Supplement No. 1 dated March 25, 2016, Prospectus Supplement No. 2 dated May 20, 2016, Prospectus Supplement No. 3 dated May 20, 2016 Prospectus Supplement No. 4 dated June 28, 2016, Prospectus Supplement No. 5 dated June 28, 2016 and Prospectus Supplement No. 6 dated July 12, 2016 (collectively, the “Prospectus”), relating to the offer and sale of up to 1,071,679 shares of common stock, par value $0.0001 per share, of Viveve Medical, Inc., a Delaware corporation (the “Company,” “Viveve,” “us,” “our,” or “we”), by the selling stockholders identified on page 25 of the Prospectus.

We are not selling any securities under this Prospectus Supplement and the Prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares of common stock described in the Prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholders may sell the shares of common stock being registered pursuant to this Prospectus Supplement and the Prospectus.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Our common stock is currently quoted on The NASDAQ Capital Market under the symbol “VIVE”. On August 17, 2016, the last reported sale price of our common stock was $7.405.

 Recent Developments

This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 11, 2016 (the “Quarterly Report”). Accordingly, we have attached the Quarterly Report to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

An investment in our securities is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Prospectus for a discussion of information that you should consider before investing in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus Supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this Prospectus Supplement is August 18, 2016.

ADDITIONAL INFORMATION

You should rely only on the information contained or incorporated by reference in the Prospectus, this Prospectus Supplement, and in any other accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in the Prospectus, this Prospectus Supplement or any other prospectus supplement is accurate as of any date other than the date on the front of such documents.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2016

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ______________ to _______________

Commission File Number 1-11388

VIVEVE MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3153858 (I.R.S. Employer Identification No.)

150 Commercial Street

Sunnyvale, California 94086

(Address of principal executive offices)

(Zip Code)

(408) 530-1900

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period than the registrant was required to submit and post such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer,” and “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐  No ☒

As of August 10, 2016 the issuer had 10,606,919 shares of common stock, no par value, outstanding.

 NOTE ABOUT FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q (the “Quarterly Report”) contains forward-looking statements. All statements contained in this Quarterly Report other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in Part II, Item 1A. "Risk Factors" in this Quarterly Report. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this Quarterly Report may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Unless expressly indicated or the context requires otherwise, the terms "Viveve Medical," the "Company," "we," "us," and "our" in this document refer to Viveve Medical, Inc., a Delaware corporation, and, where appropriate, its wholly owned subsidiaries.

PART I. FINANCIAL INFORMATION

ITEM 1.     Financial Statements (unaudited)

VIVEVE MEDICAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30, 2016	December 31, 2015
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$19,931	$7,360
Accounts receivable	589	593
Inventory	845	1,549
Prepaid expenses and other current assets	1,204	1,228
Total current assets	22,569	10,730
Property and equipment, net	356	239
Other assets	139	138
Total assets	$23,064	$11,107
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,854	$1,432
Accrued liabilities	2,090	1,293
Note payable, current portion	-	4,446
Total current liabilities	3,944	7,171
Note payable, noncurrent portion	9,560	-
Total liabilities	13,504	7,171
Commitments and contingences (Note 6)
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of June 30, 2016; no shares issued	-	-
Preferred stock, no par value; unlimited shares authorized as of December 31, 2015; no shares issued	-	-
Common stock, $0.0001 par value; 75,000,000 shares authorized as of June 30, 2016; 10,606,919 shares issued and outstanding as of June 30, 2016	1	-
Additional paid-in capital	67,492	-
Common stock and paid-in capital, no par value; unlimited shares authorized as of December 31, 2015; 7,490,288 shares issued and outstanding as of December 31, 2015	-	52,447
Accumulated deficit	(57,933)	(48,511)
Total stockholders’ equity	9,560	3,936
Total liabilities and stockholders’ equity	$23,064	$11,107

(1) The condensed consolidated balance sheet as of December 31, 2015 has been derived from the audited consolidated financial statements as of that date.

 Note: All share and per share data has been adjusted to reflect the 1-for-8 reverse stock split which became effective April 15, 2016, as discussed in Note 2.

The accompanying notes are an integral part of these condensed consolidated financial statements.

VIVEVE MEDICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenue	$1,556	$73	$2,840	$111
Cost of revenue	1,022	53	1,958	103
Gross profit	534	20	882	8

Operating expenses:
Research and development	2,463	1,086	4,259	1,931
Selling, general and administrative	2,615	1,821	5,163	3,398
Total operating expenses	5,078	2,907	9,422	5,329
Loss from operations	(4,544)	(2,887)	(8,540)	(5,321)
Interest expense	(765)	(105)	(873)	(188)
Other expense, net	(7)	(14)	(9)	(21)
Comprehensive and net loss	$(5,316)	$(3,006)	$(9,422)	$(5,530)

Net loss per share:
Basic and diluted	$(0.66)	$(0.67)	$(1.21)	$(1.64)

Weighted average shares used in computing net loss per common share
Basic and diluted	8,080,737	4,454,012	7,786,889	3,379,504

Note: All share and per share data has been adjusted to reflect the 1-for-8 reverse stock split which became effective April 15, 2016, as discussed in Note 2.

The accompanying notes are an integral part of these condensed consolidated financial statements.

VIVEVE MEDICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2016	2015

Cash flows from operating activities:
Net loss	$(9,422)	$(5,530)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	45	36
Stock-based compensation	390	90
Fair value of warrants issued	162	380
Non-cash interest expense	387	102
Changes in assets and liabilities:
Accounts receivable	4	6
Inventory	679	(226)
Prepaid expenses and other current assets	24	(898)
Other noncurrent assets	(1)	3
Accounts payable	422	196
Accrued liabilities	1,009	769
Net cash used in operating activities	(6,301)	(5,072)

Cash flows from investing activities:
Proceeds from sale of property and equipment	1	-
Purchase of property and equipment	(138)	(1)
Net cash used in investing activities	(137)	(1)

Cash flows from financing activities:
Proceeds from sale of common stock, net of issuance costs	13,857	11,040
Proceeds from note payable	9,944	1,500
Repayments of note payable	(4,833)	-
Proceeds from exercise of warrant	27	-
Proceeds from exercise of stock options	14	-
Net cash provided by financing activities	19,009	12,540
Net increase in cash and cash equivalents	12,571	7,467

Cash and cash equivalents - beginning of period	7,360	895
Cash and cash equivalents - end of period	$19,931	$8,362

Supplemental disclosure:
Cash paid for interest	$487	$85
Cash paid for income taxes	$1	$1

Supplemental disclosure of cash flow information as of end of period:
Issuance of warrant in connection with note payable	$350	$10
Restricted stock awards granted to employees for 2015 accrued bonuses	$246	$-
Net transfer of equipment between inventory and property and equipment	$25	$20

The accompanying notes are an integral part of these condensed consolidated financial statements.

VIVEVE MEDICAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.        The Company and Basis of Presentation

Viveve Medical, Inc. (“Viveve Medical”, the “Company”, “we”, “our”, or “us”) competes in the women’s health industry by marketing the Viveve System™ as a way to improve the overall sexual well-being and quality of life of women suffering from vaginal laxity.

Public Offering

On June 17, 2016, in connection with the closing of a public offering (the “June 2016 Offering”), we issued an aggregate of 3,105,000 shares of common stock, including the shares issued in connection with the exercise of the underwriters’ overallotment option, at a public offering price of $5.00 per share for gross proceeds of approximately $15,525,000. The net proceeds to the Company, after the deduction of underwriting discounts, commissions and other offering expenses, were approximately $13,857,000.

Change of Corporate Domicile

On May 9, 2016 the Company filed the necessary Application for Authorization to Continue into Another Jurisdiction and Statutory Declaration with the Yukon registrar. On May 10, 2016, the Company filed a Certificate of Incorporation with the Secretary of State of the State of Delaware to move its domicile from the Yukon Territory to Delaware. In connection with the incorporation in Delaware, the Company's stock now has a par value of $0.0001 per share.

Interim Unaudited Financial Information

The accompanying unaudited condensed consolidated financial statements of Viveve Medical have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and pursuant to the instructions to Form 10-Q and Article 8-03 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by US GAAP for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the condensed consolidated financial statements have been included.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the Securities and Exchange Commission on March 24, 2016. The results of operations for the three and six months ended June 30, 2016 are not necessarily indicative of the results for the year ending December 31, 2016 or any future interim period.

2.         Summary of Significant Accounting Policies

Financial Statement Presentation

The condensed consolidated financial statements include the accounts of the Company and our wholly-owned subsidiaries, Viveve, Inc. and Viveve BV. All significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassification of Prior Year Presentation

Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations. Accounting Standards Update (“ASU”) 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. ASU 2015-03 is effective for the Company’s fiscal year beginning January 1, 2016. We adopted this guidance in the first quarter of 2016. Accordingly, the Company has revised the classification in the condensed consolidated balance sheet to report debt issuance costs as a contra debt liability as of December 31, 2015. This resulted in a decrease of $387,000 to the December 31, 2015 amounts reported as prepaid expenses and other current assets, total assets, note payable, total liabilities, and total liabilities and stockholders’ equity.

Reverse Stock Split

On April 15, 2016, the Company effected a 1-for-8 reverse stock split of its common stock. On the effective date of the reverse stock split, (i) each 8 shares of outstanding common stock were reduced to one share of common stock; (ii) the number of shares of common stock into which each outstanding warrant or option to purchase common stock is exercisable were proportionately reduced on an 8-to-1 basis; and (iii) the exercise price of each outstanding warrant or option to purchase common stock were proportionately increased on a 1-to-8 basis. All of the share numbers, share prices, and exercise prices have been adjusted, on a retroactive basis, to reflect this 1-for-8 reverse stock split.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with US GAAP requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses and the related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. In addition, any change in these estimates or their related assumptions could have an adverse effect on our operating results.

Concentration of Credit Risk and Other Risks and Uncertainties

To achieve profitable operations, the Company must successfully develop, manufacture, and market its products. There can be no assurance that any such products can be developed or manufactured at an acceptable cost and with appropriate performance characteristics, or that such products will be successfully marketed. These factors could have a material adverse effect upon the Company’s financial results, financial position, and future cash flows.

The Company’s products may require approval from the U.S. Food and Drug Administration or other international regulatory agencies prior to commencing commercial sales. There can be no assurance that the Company’s products will receive any of these required approvals. If the Company was denied such approvals or such approvals were delayed, it would have a material adverse effect on the Company’s financial results, financial position and future cash flows.

The Company is subject to risks common to companies in the medical device industry including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, uncertainty of market acceptance of products, product liability, and the need to obtain additional financing. The Company’s ultimate success is dependent upon its ability to raise additional capital and to successfully develop and market its products.

The Company outsources the manufacture and repair of the Viveve System to a single contract manufacturer. Also, certain other components and materials that comprise the Viveve System are currently manufactured by a single supplier or a limited number of suppliers. A significant supply interruption or disruption in the operations of the contract manufacturer or these third-party suppliers would adversely impact the production of our products for a substantial period of time, which could have a material adverse effect on our business, financial condition, operating results and cash flows.

During the three months ended June 30, 2016, two customers accounted for 92% of the Company’s revenue. During the three months ended June 30, 2015, five customers accounted for 97% of the Company’s revenue.  During the six months ended June 30, 2016, two customers accounted for 75% of the Company’s revenue. During the six months ended June 30, 2015, four customers accounted for 90% of the Company’s revenue.

Revenue Recognition

The Company recognizes revenue from the sale of its products, the Viveve System, single-use treatment tips and ancillary consumables. Revenue is recognized upon shipment, provided that persuasive evidence of an arrangement exists, the price is fixed or determinable and collection of the resulting receivable is reasonably assured. Sales of our products are subject to regulatory requirements that vary from country to country. The Company has regulatory clearance outside the U.S. and currently sells the Viveve System in Canada, Hong Kong, Japan, Europe, the Middle East, Southeast Asia and Latin America.

The Company does not provide its customers with a contractual right of return.

Customer Advance Payments

From time to time, customers will pay for a portion of the products ordered in advance.  Upon receipt of such payments, the Company records the customer advance payment as a component of accrued liabilities.  The Company will remove the customer advance payment from accrued liabilities and revenue is recognized upon shipment of the product assuming all other revenue recognition criteria are met.

Product Warranty

The Company’s products are generally subject to a one-year warranty, which provides for the repair, rework or replacement of products (at the Company’ option) that fail to perform within stated specification. The Company has assessed the historical claims and, to date, product warranty claims have not been significant. The Company will continue to assess the need to record a warranty accrual at the time of sale going forward.

Comprehensive Loss

Comprehensive loss represents the changes in equity of an enterprise, other than those resulting from stockholder transactions. Accordingly, comprehensive loss may include certain changes in equity that are excluded from net loss. For the three and six months ended June 30, 2016 and 2015, the Company’s comprehensive loss is the same as its net loss.

Net Loss per Share

The Company’s basic net loss per share is calculated by dividing the net loss by the weighted average number of shares of common stock outstanding for the period. The diluted net loss per share is computed by giving effect to all potentially dilutive common stock equivalents outstanding during the period. For purposes of this calculation, stock options and warrants to purchase common stock and restricted common stock awards are considered common stock equivalents. For periods in which the Company has reported net losses, diluted net loss per share is the same as basic net loss per share, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

The following securities were excluded from the calculation of net loss per share because the inclusion would be anti-dilutive.

	June 30,
	2016	2015

Stock options to purchase common stock	1,126,287	375,752
Warrants to purchase common stock	506,379	358,119
Restricted common stock awards	39,494	-

Recently Issued and Adopted Accounting Standards

In May 2014, as part of its ongoing efforts to assist in the convergence of US GAAP and International Financial Reporting Standards (“IFRS”), the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606).” The new guidance sets forth a new five-step revenue recognition model which replaces the prior revenue recognition guidance in its entirety and is intended to eliminate numerous industry-specific pieces of revenue recognition guidance that have historically existed in U.S. GAAP. The underlying principle of the new standard is that a business or other organization will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what it expects in exchange for the goods or services. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in the prior accounting guidance. The ASU provides alternative methods of initial adoption and is effective for annual and interim periods beginning after December 15, 2017. The FASB has issued several updates to the standard which i) defer the original effective date from January 1, 2017 to January 1, 2018, while allowing for early adoption as of January 1, 2017 (ASU 2015-14); ii) clarify the application of the principal versus agent guidance (ASU 2016-08); and iii) clarify the guidance on inconsequential and perfunctory promises and licensing (ASU 2016-10). In May 2016, the FASB issued ASU 2016-12, “Revenue from Contracts with Customers (Topic 606) Narrow-Scope Improvements and Practical Expedients”, to address certain narrow aspects of the guidance including collectibility criterion, collection of sales taxes from customers, noncash consideration, contract modifications and completed contracts. This issuance does not change the core principle of the guidance in the initial topic issued in May 2014. We are currently evaluating the impact that this standard will have on our condensed consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, “Simplifying the Presentation of Debt Issuance Costs” (“ASU 2015-03”). ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. ASU 2015-03 is effective for the Company’s fiscal year beginning January 1, 2016 and subsequent interim periods, with earlier adoption permitted. We adopted this guidance in the first quarter of 2016 and have reclassified our condensed consolidated balance sheets to comply with the new standard.

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory” (“ASU 2015-11”). ASU 2015-11 requires that an entity should measure inventory within the scope of this pronouncement at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The pronouncement does not apply to inventory that is being measured using the last-in, first-out (“LIFO”) method or the retail inventory method. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. ASU 2015-11 will be effective for the Company’s fiscal year beginning January 1, 2017 and subsequent interim periods, with earlier adoption permitted. We are currently evaluating the effect of the adoption of this guidance on our condensed consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. Under this guidance, an entity is required to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. This guidance offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. This guidance is effective for annual reporting periods beginning after December 15, 2018, including interim periods within the reporting period, and requires a modified retrospective adoption, with early adoption permitted. We are currently evaluating the effect of the adoption of this guidance on our condensed consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, “Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting”. This guidance identifies areas for simplification involving several aspects of accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, an option to recognize gross stock compensation expense with actual forfeitures recognized as they occur, as well as certain classifications on the statement of cash flows. This guidance is effective for annual reporting periods beginning after December 15, 2016, including interim periods within the reporting period, with early adoption permitted. We are currently evaluating the effect of the adoption of this guidance on our condensed consolidated financial statements.

3.        Fair Value Measurements

The Company recognizes and discloses the fair value of its assets and liabilities using a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements). Each level of input has different levels of subjectivity and difficulty involved in determining fair value.

Level 1

Inputs used to measure fair value are unadjusted quoted prices that are available in active markets for the identical assets or liabilities as of the reporting date. Therefore, determining fair value for Level 1 investments generally does not require significant judgment, and the estimation is not difficult.

Level 2

Pricing is provided by third party sources of market information obtained through investment advisors. The Company does not adjust for or apply any additional assumptions or estimates to the pricing information received from its advisors.

Level 3

Inputs used to measure fair value are unobservable inputs that are supported by little or no market activity and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions. The determination of fair value for Level 3 instruments involves the most management judgment and subjectivity.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

There were no financial instruments that were measured at fair value on a recurring basis as of June 30, 2016 and December 31, 2015.

The carrying amounts of the Company’s financial assets and liabilities, including cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses as of June 30, 2016 and December 31, 2015 approximate fair value because of the short maturity of these instruments. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of the notes payable approximates fair value.

4.         Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	June 30, 2016	December 31, 2015

Accrued professional fees	$990	$388
Customer advance payments	442	20
Accrued bonuses	319	613
Accrued vacation	132	68
Accrued clinical trial costs	23	112
Other accruals	184	92
Total accrued liabilities	$2,090	$1,293

5.        Note Payable

On September 30, 2014, we entered into a Loan and Security Agreement, as amended on February 19, 2015, May 14, 2015, November 30, 2015 and March 18, 2016 (collectively, the “2014 Loan Agreement”), with Pacific Western Bank (as successor in interest by merger to Square 1 Bank) (the “Lender”), pursuant to which we received a term loan in the amount of $5,000,000, funded in three tranches. The first tranche of $2,500,000 was provided to us on October 1, 2014 and proceeds of $500,000 from the second tranche were received on each of February 19, 2015, March 16, 2015 and April 6, 2015 for aggregate proceeds of $1,500,000.  The terms of the loan also required that the Company meet certain financial covenants and milestones in connection with the Company’s randomized, blinded and sham-controlled clinical trial in Europe and Canada (the “OUS Clinical Trial”), and on July 15, 2015 we received the final $1,000,000 of the term loan with a drawdown of funds from the third tranche.

In connection with the 2014 Loan Agreement, we entered into an Intellectual Property Security Agreement, dated September 30, 2014, pursuant to which a first priority security interest was created in all of our intellectual property, and we issued a 10-year warrant to the Lender for the purchase of 58,962 shares of the Company’s common stock at an exercise price $4.24 per share, and pursuant to the first amendment to the 2014 Loan Agreement in February 2015, such number of shares to automatically increase in the event the Company fails to meet certain covenants. In connection with the second amendment to the 2014 Loan Agreement in May 2015, we issued a second 10-year warrant to the Lender to purchase a total of 3,125 shares of common stock at an exercise price of $2.96 per share. (See Note 7.)

On June 20, 2016, we entered into a Loan and Security Agreement (the “2016 Loan Agreement”) with Western Alliance Bank (the “Lender”), pursuant to which the Lender agreed to loan us up to an aggregate of $10,000,000 payable in two tranches of $7,500,000 and $2,500,000. The funding conditions for both tranches were satisfied as of the closing date, and therefore, the aggregate principal amount of $10,000,000 was provided to us on June 20, 2016. The proceeds received were used to repay the outstanding existing indebtedness under the 2014 Loan Agreement and the remaining balance will be used for working capital purposes and to fund general business requirements. The borrowings are repayable in interest only payments until July 1, 2017 and then 30 monthly equal installments of principal and interest. The term loan shall bear interest on the outstanding obligations under the loan at a floating per annum rate equal to the greater of (i) the Index Rate (i.e., the 30 day U.S. LIBOR rate reported in the Wall Street Journal) plus 6.96%, determined as of the last day of each month, and (ii) 7.40%.

In connection with the 2016 Loan Agreement, we issued a 10-year warrant to the Lender to purchase a total of 100,402 shares of the Company’s common stock at an exercise price of $4.98 per share. (See Note 7.)

All borrowings under the 2016 Loan Agreement are collateralized by substantially all of the Company’s assets, including intellectual property.

The Company is also required to meet certain financial and other covenants in connection with the 2016 Loan Agreement. As of June 30, 2016, the Company was in compliance with all covenants.

As of June 30, 2016, future minimum payments under the note payable are as follows (in thousands):

Year Ending December 31,
2016 (remaining 6 months)	$315
2017	2,719
2018	4,463
2019	4,512
Total payments	12,009
Less: Amount representing interest	(2,009)
Present value of obligations	10,000
Less: Unamortized debt discount	(440)
9,560
Less: Note payable, noncurrent portion	9,560
Note payable, current portion	$-

6.         Commitments and Contingencies

Operating Lease

In January 2012, the Company entered into a lease agreement for office and laboratory facilities. The lease agreement, as amended in January 2015, commenced in March 2012 and will terminate in March 2017. Rent expense for the six months ended June 30, 2016 and 2015 was $109,000 and $101,000, respectively.

 As of June 30, 2016, future minimum payments under the lease are as follows (in thousands):

Year Ending December 31,
2016 ( remaining 6 months)	$115
2017	58
Total minimum lease payments	$173

 Indemnification Agreements

The Company enters into standard indemnification arrangements in the ordinary course of business. Pursuant to these arrangements, the Company indemnifies, holds harmless and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with performance of services within the scope of the agreement, breach of the agreement by the Company, or noncompliance of regulations or laws by the Company, in all cases provided the indemnified party has not breached the agreement and/or the loss is not attributable to the indemnified party’s negligence or willful malfeasance. The term of these indemnification agreements is generally perpetual any time after the execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these arrangements is not determinable. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal.

Loss Contingencies

The Company is or has been subject to proceedings, lawsuits and other claims arising in the ordinary course of business. The Company evaluates contingent liabilities, including threatened or pending litigation, for potential losses. If the potential loss from any claim or legal proceeding in considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. Because of uncertainties related to these matters, accruals are based upon the best information available. For potential losses for which there is a reasonable possibility (meaning the likelihood is more than remote but less than probable) that a loss exists, the Company will disclose an estimate of the potential loss or range of such potential loss or include a statement that an estimate of the potential loss cannot be made. As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigation and may revise its estimates, which could materially impact its condensed consolidated financial statements.

7.        Common Stock

On June 17, 2016, in connection with the closing of the June 2016 Offering, we issued an aggregate of 3,105,000 shares of common stock, including the exercise of the underwriters’ overallotment option, at a public offering price of $5.00 per share for gross proceeds of approximately $15,525,000. The net proceeds to the Company, after the deduction of underwriting discounts, commissions and other offering expenses, were approximately $13,857,000.

Warrants for Common Stock

As of June 30, 2016, outstanding warrants to purchase shares of common stock were as follows:

Issuance Date	Exercisable for	Expiration Date	Exercise Price	Number of Shares Outstanding Under Warrants

September 2014	Common Shares	September 23, 2019	$4.24	110,550
September 2014	Common Shares	September 30, 2024	$4.24	58,962
October 2014	Common Shares	October 13, 2019	$4.24	29,000
November 2014	Common Shares	November 12, 2019	$4.24	12,500
February 2015	Common Shares	February 17, 2025	$4.00	75,697
March 2015	Common Shares	March 26, 2025	$2.72	1,454
May 2015	Common Shares	May 12, 2025	$4.24	36,229
May 2015	Common Shares	May 14, 2025	$2.96	3,125
May 2015	Common Shares	May 17, 2020	$4.24	21,585
December 2015	Common Shares	December 16, 2025	$5.60	26,875
April 2016	Common Shares	April 1, 2026	$6.08	25,000
May 2016	Common Shares	May 11, 2021	$7.74	5,000
June 2016	Common Shares	June 20, 2026	$4.98	100,402
				506,379

In connection with the 2014 Loan Agreement entered into on September 30, 2014, the Company issued a warrant to purchase a total of 58,962 shares of common stock at an exercise price of $4.24 per share. The fair value of the warrant was recorded as debt issuance costs, presented in the condensed consolidated balance sheets as a deduction from the carrying amount of the note payable, and was being amortized to interest expense over the loan term. The outstanding indebtedness was repaid in June 2016 from the proceeds of the new term loan in connection with the 2016 Loan Agreement and the remaining unamortized balance of debt issuance costs was recorded to interest expense for the quarter ended June 30, 2016. During the three and six months ended June 30, 2016, the Company recorded $342,000 and $387,000, respectively, of interest expense relating to the debt issuance costs. During the three and six months ended June 30, 2015, the Company recorded $55,000 and $102,000, respectively, of interest expense relating to the debt issuance costs.

In conjunction with the second amendment to the 2014 Loan Agreement in May 2015, the Company issued a warrant to the lender to purchase a total of 3,125 shares of common stock at an exercise price of $2.96 per share. During the three and six months ended June 30 2015, the Company recorded $8,000 of interest expense relating to the debt issuance costs for this warrant. The debt issuance costs for this warrant were fully amortized as of September 30, 2015.

In April 2016, the Company issued a common stock warrant to a distributor to purchase a total of 25,000 shares of common stock at an exercise price of $6.08 per share. The warrant has a contractual life of ten years and is exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the fair value of the warrant using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 72.1%, risk free interest rate of 1.78% and a contractual life of ten years. The fair value of the warrant was recorded as sales costs, which are included in selling, general and administrative expenses in the condensed consolidated statements of operations.

In May 2016, the Company issued common stock warrants to nonemployee contractors to purchase a total of 5,000 shares of common stock at an exercise price of $7.74 per share. The warrants have a contractual life of five years and are exercisable immediately in whole or in part, on or before five years from the issuance date. The Company determined the fair value of the warrants using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 61.6%, risk free interest rate of 1.20% and a contractual life of five years. The fair value of the warrants were recorded as clinical consulting costs, which are included in research and development expenses in the condensed consolidated statements of operations.

In connection with the 2016 Loan Agreement entered into on June 20, 2016, the Company issued a warrant to purchase a total of 100,402 shares of common stock at an exercise price of $4.98 per share. The warrant has a contractual life of ten years and is exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the fair value of the warrant on the date of issuance to be $350,000 using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 63.0%, risk free interest rate of 1.67% and a contractual life of ten years. The fair value of the warrant, along with other legal fees totaling $90,000, were recorded as debt issuance costs, presented in the condensed consolidated balance sheet as of June 30, 2016 as a deduction from the carrying amount of the note payable, and will be amortized to interest expense over the loan term. During the three and six months ended June 30, 2016, the Company recorded no interest expense relating to the debt issuance costs because it was immaterial for the financial reporting period. As of June 30, 2016, the unamortized debt issuance cost was $440,000.

A total of 735 and 6,250 shares issuable pursuant to warrants issued in connection with the private offering on September 30, 2014 were exercised in 2015 and 2016, respectively.

A total of 5,157 and 1,094 shares issuable pursuant to warrants issued to two vendors in October 2014 were cancelled in 2015 and 2016, respectively, as the milestones related to these shares were not achieved.

The stock-based compensation expense related to warrants issued was $20,000 and $162,000 for the three and six months ended June 30, 2016, respectively. The stock-based compensation expense related to warrants issued was $118,000 and $380,000 for the three and six months ended June 30, 2015, respectively.

8.        Summary of Stock Options

Stock Option Plans

The Company has issued equity awards in the form of stock options and restricted stock awards from three employee benefit plans. The plans include the Company’s 2005 Stock Incentive Plan (the “2005 Plan”), the Viveve Amended and Restated 2006 Stock Plan (the “2006 Plan”) and the Company’s 2013 Stock Option and Incentive Plan, as amended (the “2013 Plan”).

The 2005 Plan was adopted by the Company’s board of directors and approved by its stockholders. As of June 30, 2016, 2,520 shares of common stock remain reserved for issuance under the 2005 Plan. The Company does not intend to grant further awards from the 2005 Plan, however, it will continue to administer the 2005 Plan until all outstanding awards are exercised, expire, terminate or are forfeited. There are currently outstanding stock option awards issued from the 2005 Plan covering a total of 2,520 shares of the Company’s common stock. The weighted average exercise price of the outstanding stock options is $101.26 per share and the weighted average remaining contractual term is 0.96 years.

The 2006 Plan was adopted by the board of directors of Viveve, Inc. and was terminated in conjunction with the merger that took place on September 23, 2014 between PLC Systems Inc., Viveve, Inc. and PLC Systems Acquisition Corp. (the “Merger”). Prior to the Merger, the board of directors voted to accelerate the vesting of all unvested options that were outstanding as of the date of the Merger such that all options would be immediately vested and exercisable by the holders. In conjunction with the Merger, the Company agreed to assume and administer the 2006 Plan and all outstanding options to purchase shares of Viveve, Inc. common stock issued from the 2006 Plan were converted into options to purchase shares of the Company’s common stock (rounded down to the nearest whole share). The number of shares of the Company’s common stock into which the 2006 Plan options were converted was determined by multiplying the number of shares covered by each 2006 Plan option by the exchange ratio of 0.0080497 (or .0010062 on a post- reverse stock split basis). The exercise price of each 2006 Plan option was determined by dividing the exercise price of each 2006 Plan option immediately prior to the Merger by the exchange ratio of 0.0080497 (or .0010062 on a post- reverse stock split basis) (rounded up to the nearest cent). There are currently outstanding stock option awards issued from the 2006 Plan covering a total of 38,605 shares of the Company’s common stock and no shares are available for future awards. The weighted average exercise price of the outstanding stock options is $10.78 per share and the weighted average remaining contractual term is 6.35 years.

The 2013 Plan was also adopted by the Company’s board of directors and approved by its stockholders. The 2013 Plan is administered by the Compensation Committee of the Company’s board of directors (the “Administrator”). Under the 2013 Plan, the Company may grant equity awards to eligible participants which may take the form of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted, deferred or unrestricted stock awards, performance based awards or dividend equivalent rights. Awards may be granted to officers, employees, nonemployee directors (as defined in the 2013 Plan) and other key persons (including consultants and prospective employees). The term of any stock option award may not exceed 10 years and may be subject to vesting conditions, as determined by the Administrator. Options granted generally vest over four years. Incentive stock options may be granted only to employees of the Company or any subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Internal Revenue Code. The exercise price of any stock option award cannot be less than the fair market value of the Company’s common stock, provided, however, that an incentive stock option granted to an employee who owns more than 10% of the Company’s outstanding voting power must have an exercise price of no less than 110% of the fair market value of the Company’s common stock and a term that does not exceed five years. On July 22, 2015, the Company’s stockholders approved an amendment to the 2013 Plan increasing the number of shares of common stock authorized for awards under the 2013 Plan from 388,949 shares to a total of 1,262,500 shares. As of June 30, 2016, there are outstanding stock option awards issued from the 2013 Plan covering a total of 1,085,162 shares of the Company’s common stock and there remain reserved for future awards 134,015 shares of the Company’s common stock. The weighted average exercise price of the outstanding stock options is 6.06 per share, and the remaining contractual term is 9.09 years.

Activity under the 2005 Plan, the 2006 Plan and the 2013 Plan is as follows:

	Six Months Ended June 30, 2016
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)

Options outstanding, beginning of period	1,022,195	$6.47	9.37	$-
Options granted	158,017	$6.57
Options exercised	(3,020)	$4.80
Options canceled	(50,905)	$7.60
Options outstanding, end of period	1,126,287	$6.44	8.98	$46,238

Vested and exercisable and expected to vest, end of period	1,043,020	$6.48	8.95	$43,704

Vested and exercisable, end of period	227,781	$8.70	7.78	$14,653

The aggregate intrinsic value reflects the difference between the exercise price of the underlying stock options and the Company’s closing share price as of June 30, 2016.

The options outstanding and exercisable as of June 30, 2016 are as follows:

			Options Outstanding			Options Exercisable
Range of Exercise Prices			Number Outstanding as of June 30, 2016	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Number Exercisable as of June 30, 2016	Weighted Average Exercise Price

	$2.64		12,500	$2.64	8.87	3,646	$2.64
$3.68	-	$3.76	79,376	$3.75	8.61	26,459	$3.75
	$4.80		203,496	$4.80	8.06	92,254	$4.80
	$6.00		584,253	$6.00	9.43	58,068	$6.00
$6.24	-	$6.40	129,267	$6.35	9.66	-	$-
$7.00	-	$7.92	70,625	$7.62	9.41	584	$7.74
	$9.92		38,135	$9.92	6.40	38,135	$9.92
$56.00	-	$72.00	6,757	$69.71	1.14	6,757	$69.71
$96.00	-	$149.04	1,846	$118.68	1.48	1,846	$118.68
	$296.00		32	$296.00	1.23	32	$296.00
			1,126,287	$6.44	8.98	227,781	$8.70

In January 2016, the Company granted restricted stock awards (“RSAs”) for 39,494 shares of common stock under the 2013 Plan to employees for 2015 accrued bonuses with a weighted-average grant date fair value of $6.24 per share. The fair value of the RSAs was determined on the grant date based on the fair value of the Company’s common stock. The total outstanding RSAs as of June 30, 2016 were 39,494 shares.

 Stock-Based Compensation

During the three months ended June 30, 2016 and 2015, the Company granted stock options to employees to purchase 28,750 and 12,500 shares of common stock with a weighted average grant date fair value of $3.17 and $1.44 per share, respectively. During the six months ended June 30, 2016 and 2015, the Company granted stock options to employees to purchase 158,017 and 91,875 shares of common stock with a weighted average grant date fair value of $3.49 and $1.92 per share, respectively. Stock-based compensation expense recognized during the three months ended June 30, 2016 and 2015 was $202,000 and $48,000, respectively. Stock-based compensation expense recognized during the six months ended June 30, 2016 and 2015 was $390,000 and $90,000, respectively. As of June 30, 2016, the total unrecognized compensation cost in connection with unvested stock options was approximately $2,430,000. These costs are expected to be recognized over a period of approximately 3.30 years. The aggregate intrinsic value of options exercised during the six months ended June 30, 2016 and 2015 was $5,000 and $0, respectively.

The Company estimated the fair value of stock options using the Black-Scholes option pricing model. The fair value of employee stock options is being amortized on a straight-line basis over the requisite service period of the awards. The fair value of employee stock options granted was estimated using the following assumptions:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Expected term (in years)	5	5	5	5
Average volatility	47%	64%	65%	62%
Risk-free interest rate	1.26%	1.58%	1.53%	1.36%
Dividend yield	0%	0%	0%	0%

Option-pricing models require the input of various subjective assumptions, including the option’s expected life and the price volatility of the underlying stock. The expected stock price volatility is based on analysis of the Company’s stock price history over a period commensurate with the expected term of the options, trading volume of comparable companies’ stock, look-back volatilities and Company specific events that affected volatility in a prior period. The expected term of employee stock options represents the weighted average period the stock options are expected to remain outstanding and is based on the history of exercises and cancellations on all past option grants made by the Company, the contractual term, the vesting period and the expected remaining term of the outstanding options. The risk-free interest rate is based on the U.S. Treasury interest rates whose term is consistent with the expected life of the stock options. No dividend yield is included as the Company has not issued any dividends and does not anticipate issuing any dividends in the future.

The following table shows stock-based compensation expense included in the condensed consolidated statements of operations for the three and six months ended June 30, 2016 and 2015 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Research and development	$28	$4	$49	$8
Selling, general and administrative	174	44	341	82
Total	$202	$48	$390	$90

9.        Income Taxes

For interim periods, the Company estimates its annual effective income tax rate and applies the estimated rate to the year-to-date income or loss before income taxes. The Company also computes the tax provision or benefit related to items reported separately and recognizes the items net of their related tax effect in the interim periods in which they occur. The Company also recognizes the effect of changes in enacted tax laws or rates in the interim periods in which the changes occur.

The Company’s effective tax rate is 0% for the three and six months ended June 30, 2016 and 2015. The Company expects that its effective tax rate for the full year 2016 will be 0%.

10.      Related Party Transactions

In June 2006, the Company entered into a Development and Manufacturing Agreement with Stellartech Research Corporation (the “Agreement”). The Agreement was amended on October 4, 2007. Under the Agreement, the Company agreed to purchase 300 generators manufactured by Stellartech. As of June 30, 2016, the Company has purchased 151 units. The price per unit is variable and dependent on the volume and timing of units ordered. In conjunction with the Agreement, Stellartech purchased 37,500 shares of Viveve’s common stock. Under the Agreement, the Company paid Stellartech $945,000 and $1,082,000 for goods and services during the three months ended June 30, 2016 and 2015, respectively, and $2,160,000 and $1,211,000 for goods and services during the six months ended June 30, 2016 and 2015, respectively.

11.       Subsequent Events

On July 11, 2016, the board of directors of the Company, subject to the approval of the Company’s stockholders, approved an amendment and restatement of the 2013 Plan to increase the maximum number of shares reserved and available for awards under the 2013 Plan (the “Stock Issuable”) by 737,500 shares, from 1,262,500 to 2,000,000 and to add an “evergreen” provision to the 2013 Plan which will automatically increase annually, on the first day of each January during the term, the Stock Issuable by an amount equal to the lesser of (i) the number of shares that will increase the Stock Issuable by 4% of the total number of shares of common stock outstanding (on a fully diluted basis) or (ii) an amount determined by the board.

Item 2.     Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion of our financial condition and results of operations in conjunction with the condensed consolidated financial statements and the related notes included elsewhere in this Quarterly Report and with our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission on March 24, 2016. In addition to historical condensed consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this Quarterly Report, particularly in Part II, Item 1A. "Risk Factors."

Overview of Our Business

In the discussion below, when we use the terms “we”, “us” and “our”, we are referring to Viveve Medical, Inc. and its wholly-owned subsidiary, Viveve, Inc.

We design, develop, manufacture and market a medical device for the non-invasive treatment of vaginal laxity that we refer to as the Viveve Treatment. While our product has not been approved for sale in the U.S., we currently have 23 exclusive partnerships covering distribution of the Viveve System in 65 countries around the world, and we have regulatory clearance to market and sell our product in 27 of those countries:

GEOGRAPHIC REGION	DISTRIBUTION COVERAGE	REGULATORY CLEARANCE
North America	1	1
Latin America	15	2
Europe	28	18
Asia Pacific	11	6
Middle East	10	-
TOTAL	65	27

Outside the U.S., we market and sell the Viveve System, including the single-use treatment tips, through trained sales employees, consultants, and distributors. As of the date of this filing, we have sold 115 Viveve Systems and approximately 2,200 single-use treatment tips in countries outside of the U.S.

Because the revenues we have earned to date have not been sufficient to support our operations, we have relied on sales of our securities, loans from related parties and bank term loans to fund our operations. We are located in Sunnyvale, California.

Recent Events

On April 15, 2016, the Company effected a 1-for-8 reverse stock split of its common stock. On the effective date of the reverse stock split, (i) each 8 shares of outstanding common stock were reduced to one share of common stock; (ii) the number of shares of common stock into which each outstanding warrant or option to purchase common stock is exercisable were proportionately reduced on an 8-to-1 basis; and (iii) the exercise price of each outstanding warrant or option to purchase common stock were proportionately increased on a 1-to-8 basis. All of the share numbers, share prices, and exercise prices have been adjusted, on a retroactive basis, to reflect this 1-for-8 reverse stock split.

On May 9, 2016 the Company filed the necessary Application for Authorization to Continue into Another Jurisdiction and Statutory Declaration with the Yukon registrar. On May 10, 2016, the Company filed a Certificate of Incorporation with the Secretary of State of the State of Delaware to move its domicile from the Yukon Territory to Delaware.

 On June 17, 2016, in connection with the closing of a public offering (the “June 2016 Offering”), we issued an aggregate of 3,105,000 shares of common stock, including the shares issued in connection with the exercise of the underwriters’ overallotment option, at a public offering price of $5.00 per share for gross proceeds of approximately $15.5 million. The net proceeds to the Company, after the deduction of underwriting discounts, commissions and other offering expenses, were approximately $13.9 million.

On June 20, 2016, we entered into a Loan and Security Agreement (the “2016 Loan Agreement”) with Western Alliance Bank (the “Lender”), pursuant to which the Lender agreed to loan us up to an aggregate of $10.0 million payable in two tranches of $7.5 million and $2.5 million. The funding conditions for both tranches were satisfied as of the closing date, and therefore, the aggregate principal amount of $10.0 million was provided to us on June 20, 2016. The proceeds received were used to repay outstanding existing indebtedness and the remaining balance will be used for working capital purposes and to fund general business requirements. The borrowings are repayable in interest only payments until July 1, 2017 and then 30 monthly equal installments of principal and interest. The term loan shall bear interest on the outstanding obligations under the loan at a floating per annum rate equal to the greater of (i) the Index Rate (i.e., the 30 day U.S. LIBOR rate reported in the Wall Street Journal) plus 6.96%, determined as of the last day of each month, and (ii) 7.40%.

In connection with the 2016 Loan Agreement, we issued a ten year warrant to the Lender to purchase a total of 100,402 shares of Company’s common stock at an exercise price of $4.98 per share.

 We are subject to risks, expenses and uncertainties frequently encountered by companies in the medical device industry. These risks include, but are not limited to, intense competition, whether we can be successful in obtaining U.S. Food and Drug Administration (the “FDA”) approval for the sale of our product and whether there will be a demand for the Viveve Treatment, given that the cost of the procedure will likely not be reimbursed by the government or private health insurers. In addition, we will continue to require substantial funds to support our clinical trials and fund our efforts to expand regulatory approval for our products in locations in which we do not currently have approval to market our product, including the U.S. We cannot be certain that any additional required financing will be available when needed or on terms which are favorable to us. As noted above, our operations to date have been primarily funded through the sales of our securities, loans from related parties and bank term loans. Various factors, including our limited operating history with minimal revenues to date and our limited ability to market and sell our product have resulted in limited working capital available to fund our operations. The merger that took place on September 23, 2014 between PLC Systems Inc., Viveve, Inc. and PLC Systems Acquisition Corp. and the concurrent private offering was consummated in an effort to raise additional capital and increase public awareness of Viveve, as well as to create opportunities for access to additional capital by increasing liquidity. While we believe that the going public transaction is attractive to investors and even though we completed several equity financings and the debt financing pursuant to the 2016 Loan Agreement, there are no assurances that we will be successful in securing additional financing in the future to fund our operations going forward. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending could have a material adverse effect on our ability to achieve our intended business objectives.

Plan of Operation

We intend to increase our sales and exposure both internationally and in the United States market by seeking regulatory approvals for the sale and distribution of our product, identifying and training qualified distributors and expanding the scope of physicians who offer the Viveve Treatment to include plastic surgeons, dermatologists, general surgeons, urologists, urogynecologists and primary care physicians. In addition, we intend to use the strategic relationships that we have developed with outside contractors and medical experts to improve the Viveve System by focusing our research and development efforts on various areas including, but not limited to:

●	designing new treatment tips optimized for both ease-of-use and to reduce procedure times for patients and physicians;

●	increasing security to prevent the re-use of treatment tips, resulting in improved procedure efficacy and reduced safety concerns; and

●	developing a new cooling system that integrates a substitute for hydrofluorocarbon, to maintain compliance with changes in international environmental regulations.

The net proceeds received from sales of our securities and the term loan have been used to support commercialization of our product in existing and new markets, for our research and development efforts and for protection of our intellectual property, as well as for working capital and other general corporate purposes. We expect that our cash will be sufficient to fund our activities for the next twelve months, however, we will continue to require funds to fully implement our plan of operation. Our operating costs include employee salaries and benefits, compensation paid to consultants, professional fees and expenses, costs associated with our clinical trials, capital costs for research and other equipment, costs associated with research and development activities including travel and administration, legal expenses, sales and marketing costs, general and administrative expenses, and other costs associated with an early stage public company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We also expect to incur expenses related to obtaining regulatory approvals in the U.S. and internationally as well as legal and related expenses to protect our intellectual property. We expect capital expenditures, for the foreseeable future, to be less than $250,000 annually.

We intend to continue to meet our operating cash flow requirements through the sales of our products and by raising additional funds from the sale of equity or debt securities. If we sell our equity securities, or securities convertible into equity, to raise capital, our current stockholders will likely be substantially diluted. We may also consider the sale of certain assets, or entering into a strategic transaction, such as a merger, with a business complimentary to ours, although we do not currently have plans for any such transaction. While we have been successful in raising capital to fund our operations since inception, other than as discussed in this Quarterly Report, we do not have any committed sources of financing and there are no assurances that we will be able to secure additional funding or if we do secure additional financing that it will be on terms that are favorable to us. If we cannot obtain financing, then we may be forced to curtail our operations or consider other strategic alternatives.

Results of Operations

Comparison of the Three Months Ended June 30, 2016 and 2015

Revenue

	Three Months Ended
	June 30,		Change
	2016	2015		%
	(in thousands, except percentages)

Revenue	$1,556	$73	1,483	2,032%

We recorded revenue of $1,556,000 for the three months ended June 30, 2016, compared to revenue of $73,000 for the three months ended June 30, 2015, an increase of $1,483,000. The increase in revenue was primarily due to sales of 40 Viveve Systems and disposable treatment tips and other ancillary consumables to our new distributors in the second quarter of 2016. Sales in the second quarter of 2015 were limited primarily because of insufficient commercial inventory available for sale as a result of an inventory production slowdown in 2014 due to funding constraints. The majority of inventory during the second half of 2014 and the first half of 2015 was used to support our clinical trial in Europe and Canada (“OUS Clinical Trial”).

Gross profit

	Three Months Ended
	June 30,		Change
	2016	2015		%
	(in thousands, except percentages)

Gross Profit	$534	$20	$514	2,570%

Gross profit was $534,000, or 34% of revenue, for the three months ended June 30, 2016, compared to a gross profit of $20,000, or 27% of revenue, for the three months ended June 30, 2015. The increase in gross profit was primarily due to sales of 40 Viveve Systems to our new distributors in the second quarter of 2016. Sales in the second quarter of 2015 included only one Viveve System and were primarily limited to smaller quantities of disposable treatment tips and other ancillary consumables primarily because of insufficient commercial inventory available for sale as a result of an inventory production slowdown in 2014 due to funding constraints. The majority of inventory during the second half of 2014 and first half of 2015 was used to support our OUS Clinical Trial.

Research and development expenses

	Three Months Ended
	June 30,		Change
	2016	2015		%
	(in thousands, except percentages)

Research and development	$2,463	$1,086	$1,377	127%

Research and development expense totaled $2,463,000 for the three months ended June 30, 2016, compared to research and development expense of $1,086,000 for the three months ended June 30, 2015, an increase of $1,377,000 or approximately 127%. Spending on research and development increased in the second quarter of 2016 primarily due to costs associated with increased engineering and development work with our contract manufacturer related to product improvement efforts. The second quarter of 2016 also included higher personnel costs due to new hires and additional stock-based compensation expense due to stock options granted to new employees and additional stock options granted to existing employees for performance bonuses.

Selling, general and administrative expenses

	Three Months Ended
	June 30,		Change
	2016	2015		%
	(in thousands, except percentages)

Selling, general and administrative	$2,615	$1,821	$794	44%

Selling, general and administrative expenses totaled $2,615,000 for the three months ended June 30, 2016, compared to $1,821,000 for the three months ended June 30, 2015, an increase of $794,000 or approximately 44%. The increase in selling, general and administrative expenses in the second quarter of 2016 was primarily attributable to increased sales and marketing efforts to build brand and market awareness, expenses associated with being a public company and financing efforts. Selling, general and administrative expenses during the second quarter of 2016 also included higher personnel costs due to new hires (primarily in connection with our sales and marketing efforts) and additional stock-based compensation expense due to stock options granted to new employees and additional stock options granted to existing employees for performance bonuses.

 Interest expense

	Three Months Ended
	June 30,		Change
	2016	2015		%
	(in thousands, except percentages)

Interest expense	$765	$105	$660	629%

 During the three months ended June 30, 2016, we had interest expense of $765,000, compared to $105,000 for the three months ended June 30, 2015. The increase of $660,000, or approximately 629%, resulted primarily from the additional interest expense in connection with the payoff in June 2016 of the term loan under the 2014 Loan Agreement (including final payment fees of $350,000 and the expensing of the remaining unamortized debt issuance costs of $312,000).

Other expense, net

	Three Months Ended
	June 30,		Change
	2016	2015		%
	(in thousands, except percentages)

Other expense, net	$7	$14	$(7)	(50%)

During the three months ended June 30, 2016, we had other expense, net, of $7,000, compared to other expense, net, of $14,000 for the three months ended June 30, 2015.

Comparison of the Six Months Ended June 30, 2016 and 2015

Revenue

	Six Months Ended
	June 30,		Change
	2016	2015		%
	(in thousands, except percentages)

Revenue	$2,840	$111	$2,729	2,459%

We recorded revenue of $2,840,000 for the six months ended June 30, 2016, compared to revenue of $111,000 for the six months ended June 30, 2015, an increase of $2,729,000. The increase in revenue during the six months ended June 30, 2016 as compared to the six months ended June 30, 2015 was primarily due to sales of 73 Viveve Systems and disposable treatment tips and other ancillary consumables to our new distributors. Sales in 2015 were limited primarily because of insufficient commercial inventory available for sale as a result of an inventory production slowdown in 2014 due to funding constraints. The majority of inventory during the second half of 2014 and the first half of 2015 was used to support our OUS Clinical Trial.

Gross Profit

	Six Months Ended
	June 30,		Change
	2016	2015		%
	(in thousands, except percentages)

Gross profit	$882	$8	$874	10,925%

Gross profit was $882,000, or 31% of revenue, for the six months ended June 30, 2016, compared to gross profit of $8,000, or 7% of revenue, for the six months ended June 30, 2015. The increase in gross profit was primarily due to sales of 73 Viveve Systems to our new distributors in the six months ended June 30, 2016. Sales in the six months ended June 30, 2015 included only one Viveve System and were limited to smaller quantities of disposable treatment tips and other ancillary consumables primarily because of insufficient commercial inventory available for sale as a result of an inventory production slowdown in 2014 due to funding constraints. The majority of inventory during the second half of 2014 and the first half of 2015 was used to support our OUS Clinical Trial.

Research and development expenses

	Six Months Ended
	June 30,		Change
	2016	2015		%
	(in thousands, except percentages)

Research and development	$4,259	$1,931	$2,328	121%

Research and development expense totaled $4,259,000 for the six months ended June 30, 2016, compared to research and development expense of $1,931,000 for the six months ended June 30, 2015, an increase of $2,328,000, or approximately 121%. Spending on research and development increased primarily due to costs associated with increased engineering and development work with our contract manufacturer related to product improvement efforts. The six months ended June 30, 2016 also included higher personnel costs due to new hires and additional stock-based compensation expense due to stock options granted to new employees and additional stock options granted to existing employees for performance bonuses.

Selling, general and administrative expenses

	Six Months Ended
	June 30,		Change
	2016	2015		%
	(in thousands, except percentages)

Selling, general and administrative	$5,163	$3,398	$1,765	52%

Selling, general and administrative expenses totaled $5,163,000 for the six months ended June 30, 2016, compared to $3,398,000 for the six months ended June 30, 2015, an increase of $1,765,000, or approximately 52%. The increase in selling, general and administrative expenses was primarily attributable to increased sales and marketing efforts to build brand and market awareness, expenses associated with being a public company and financing efforts. Selling, general and administrative expenses during 2016 also included higher personnel costs due to new hires (primarily in connection with our sales and marketing efforts) and additional stock-based compensation expense due to stock options granted to new employees and additional stock options granted to existing employees for performance bonuses.

Interest expense

	Six Months Ended
	June 30,		Change
	2016	2015		%
	(in thousands, except percentages)

Interest expense	$873	$188	$685	364%

          During the six months ended June 30, 2016, we had interest expense of $873,000, compared to $188,000 for the six months ended June 30, 2015. The increase of $685,000, or approximately 364%, resulted primarily from the additional interest expense in connection with the payoff in June 2016 of the term loan under the 2014 Loan Agreement (including final payment fees of $350,000 and the expensing of the remaining unamortized debt issuance costs of $312,000).

Other expense, net

	Six Months Ended
	June 30,		Change
	2016	2015		%
	(in thousands, except percentages)

Other expense, net	$9	$21	$(12)	(57%)

During the six months ended June 30, 2016 we had other expense, net, of $9,000 as compared to other expense, net, of $21,000 for the six months ended June 30, 2015.

Liquidity and Capital Resources

Six Months Ended June 30, 2016

Liquidity is our ability to generate sufficient cash flows from operating activities to meet our obligations and commitments. In addition, liquidity includes the ability to obtain appropriate financing or to raise capital. We have funded our operations since inception through the sale of our securities, loans from related parties and bank term loans. To date, we have not generated sufficient cash flows from operating activities to meet our obligations and commitments, and we anticipate that we will continue to incur losses for the foreseeable future.

The following table summarizes the primary sources and uses of cash for the periods presented below (in thousands):

	Six Months Ended
	June 30,
	2016	2015

Net cash used in operating activities	$(6,301)	$(5,072)
Net cash used in investing activities	(137)	(1)
Net cash provided by financing activities	19,009	12,540
Net increase in cash and cash equivalents	$12,571	$7,467

Operating Activities

We have incurred, and expect to continue to incur, significant expenses in the areas of research and development, regulatory and clinical study costs, associated with the Viveve System.

Operating activities used $6,301,000 for the six months ended June 30, 2016 compared to $5,072,000 used for the six months ended June 30, 2015. The primary use of our cash was to fund selling, general and administrative expenses and research and development expenses associated with the Viveve System. Net cash used during the six months ended June 30, 2016 consisted of a net loss of $9,422,000 adjusted for non-cash expenses including depreciation and amortization of $45,000, stock-based compensation of $390,000, fair value of warrants issued of $162,000, non-cash interest expense of $387,000, and inflows from changes in operating assets and liabilities of $2,137,000 (primarily due to an increase in accrued liabilities related to professional fees and customer advance payments). Net cash used during the six months ended June 30, 2015 consisted of a net loss of $5,530,000 adjusted for non-cash expenses including depreciation and amortization of $36,000, stock-based compensation of $90,000, fair value of warrants issued of $380,000, non-cash interest expense of $102,000, and outflows from changes in operating assets and liabilities of $150,000.

Investing Activities

Net cash used in investing activities during the six months ended June 30, 2016 and 2015 was $137,000 and $1,000, respectively. Net cash used in investing activities during the six months ended June 30, 2016 was primarily used for the purchase of property and equipment. We expect to continue to purchase property and equipment in the normal course of our business. The amount and timing of these purchases and the related cash outflows in future periods is difficult to predict and is dependent on a number of factors including, but not limited to, any increase in the number of our employees and any changes to the capital equipment requirements related to our development programs and clinical trials.

Financing Activities

Net cash provided by financing activities during the six months ended June 30, 2016 was $19,009,000, which was primarily the result of the gross proceeds of $15,525,000 from our June 2016 Offering (partially offset by transaction costs of $1,668,000), the proceeds of $10,000,000 from the drawdown of funds from the first and second tranches of the new term loan (partially offset by debt issuance costs of $56,000), and proceeds from the exercise of a warrant and stock options, partially offset by the repayment of the existing term loan of $4,833,000. Cash provided by financing activities during the six months ended June 30, 2015 was $12,540,000, which was the result of the gross proceeds of $12,000,000 from an offering we closed in May 2015, partially offset by transaction costs of $960,000, and the proceeds of $1,500,000 from the drawdown of funds from the second tranche of the term loan.

Contractual Payment Obligations

We have obligations under a non-cancelable operating lease, a bank term loan and a purchase commitment for inventory. As of June 30, 2016, our contractual obligations are as follows (in thousands):

		Less than			More than
Contractual Obligations:	Total	1 Year	1 - 3 Year	3 -5 Years	5 Years
Non-cancellable operating lease obligations	$173	$173	$-	$-	$-
Debt obligations (including interest)	12,009	689	8,926	2,394	-
Total	$12,182	$862	$8,926	$2,394	$-

In June 2006, we entered into a Development and Manufacturing Agreement with Stellartech Research Corporation (the "Agreement"). The Agreement was amended on October 4, 2007. Under the Agreement, we agreed to purchase 300 generators manufactured by Stellartech. As of June 30, 2016 and the date of this filing, we have purchased 151 units. The price per unit is variable and dependent on the volume and timing of units ordered.

In January 2012, we entered into a lease agreement for office and warehousing facilities. The lease agreement, as amended in January 2015, commenced in March 2012 and will terminate in March 2017.

As described above, on June 20, 2016, we entered into the 2016 Loan Agreement with the Lender pursuant to which we received a term loan in the amount of $10.0 million. The proceeds from the term loan were used to repay the existing outstanding indebtedness with another financial institution and to provide general working capital to fund our operations. As of June 30, 2016 and the date of this filing, the outstanding term loan principal balance was $10.0 million.

Critical Accounting Policies and Estimates

The discussion and analysis of financial condition and results of operations is based upon our condensed consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). Certain accounting policies and estimates are particularly important to the understanding of our financial position and results of operations and require the application of significant judgment by our management or can be materially affected by changes from period to period in economic factors or conditions that are outside of our control. As a result, they are subject to an inherent degree of uncertainty. In applying these policies, management uses their judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical operations, our future business plans and projected financial results, the terms of existing contracts, observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. Please see Note 2 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, that was filed with the SEC on March 24, 2016, for a more complete description of our significant accounting policies. There have been no material changes to the significant accounting policies during the six months ended June 30, 2016.

Recent Accounting Pronouncements

 In May 2014, as part of its ongoing efforts to assist in the convergence of US GAAP and International Financial Reporting Standards (“IFRS”), the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606).” The new guidance sets forth a new five-step revenue recognition model which replaces the prior revenue recognition guidance in its entirety and is intended to eliminate numerous industry-specific pieces of revenue recognition guidance that have historically existed in US GAAP. The underlying principle of the new standard is that a business or other organization will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what it expects in exchange for the goods or services. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in the prior accounting guidance. The ASU provides alternative methods of initial adoption and is effective for annual and interim periods beginning after December 15, 2017. The FASB has issued several updates to the standard which i) defer the original effective date from January 1, 2017 to January 1, 2018, while allowing for early adoption as of January 1, 2017 (ASU 2015-14); ii) clarify the application of the principal versus agent guidance (ASU 2016-08); and iii) clarify the guidance on inconsequential and perfunctory promises and licensing (ASU 2016-10). In May 2016, the FASB issued ASU 2016-12, ‘Revenue from Contracts with Customers (Topic 606) Narrow-Scope Improvements and Practical Expedients”, to address certain narrow aspects of the guidance including collectibility criterion, collection of sales taxes from customers, noncash consideration, contract modifications and completed contracts. This issuance does not change the core principle of the guidance in the initial topic issued in May 2014. We are currently evaluating the impact that this standard will have on our condensed consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, “Simplifying the Presentation of Debt Issuance Costs” (“ASU 2015-03”). ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. ASU 2015-03 is effective for the Company’s fiscal year beginning January 1, 2016 and subsequent interim periods, with earlier adoption permitted. We have adopted this guidance in the first quarter of 2016.

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory” (“ASU 2015-11”). ASU 2015-11 requires that an entity should measure inventory within the scope of this pronouncement at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The pronouncement does not apply to inventory that is being measured using the last-in, first-out (“LIFO”) or the retail inventory method. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. ASU 2015-11 will be effective for the Company’s fiscal year beginning January 1, 2017 and subsequent interim periods, with earlier adoption permitted. We are currently evaluating the effect of the adoption of this guidance on our condensed consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. Under this guidance, an entity is required to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. This guidance offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. This guidance is effective for annual reporting period beginning after December 15, 2018, including interim periods within that reporting period, and requires a modified retrospective adoption, with early adoption permitted. The Company is currently evaluating the impact on its condensed consolidated financial statements upon the adoption of this guidance.

In March 2016, the FASB issued ASU 2016-09, “Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting”. This guidance identifies areas for simplification involving several aspects of accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, an option to recognize gross stock compensation expense with actual forfeitures recognized as they occur, as well as certain classifications on the statement of cash flows. This guidance is effective for annual reporting period beginning after December 15, 2016, including interim periods within that reporting period, with early adoption permitted. The Company is currently evaluating the impact on its condensed consolidated financial statements upon the adoption of this guidance.

Off-Balance Sheet Transactions

We do not have any off-balance sheet transactions.

Trends, Events and Uncertainties

Research and development of new technologies is, by its nature, unpredictable. Although we will undertake development efforts with commercially reasonable diligence, there can be no assurance that we will have adequate capital to develop our technology to the extent needed to create future sales to sustain our operations.

We cannot assure you that our technology will be adopted, that we will ever earn revenues sufficient to support our operations, or that we will ever be profitable. Furthermore, since we have no committed source of financing, we cannot assure you that we will be able to raise money as and when we need it to continue our operations. If we cannot raise funds as and when we need them, we may be required to severely curtail, or even to cease, our operations.

Other than as discussed above and elsewhere in this Quarterly Report on Form 10-Q, we are not aware of any trends, events or uncertainties that are likely to have a material effect on our financial condition.

Item 3.        Quantitative and Qualitative Disclosures About Market Risk.

As a "smaller reporting company" as defined by Item 10 of Regulation S-K, the Company is not required to provide information required by this Item.

 Item 4.       Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed to ensure that information required to be disclosed in our reports filed under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial and accounting officer, as appropriate, to allow timely decisions regarding required disclosure.

We carried out an evaluation under the supervision and with the participation of management, including our principal executive officer and principal financial and accounting officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of June 30, 2016, the end of the period covered by this Quarterly Report. Based upon the evaluation of our disclosure controls and procedures as of June 30, 2016, our Chief Executive Officer (principal executive officer) and Chief Financial Officer (principal financial and accounting officer) concluded that, as of such date, our disclosure controls and procedures were effective at the reasonable assurance level.

Changes in Internal Control over Financial Reporting

No changes in the Company's internal control over financial reporting have come to management's attention during the Company's last fiscal quarter that have materially affected, or are likely to materially affect, the Company's internal control over financial reporting.

PART II-OTHER INFORMATION

Item 1.        Legal Proceedings.

 On March 11, 2016, the Company filed a demand for Arbitration with the American Arbitration Association (“AAA”) against a former employee, asserting common law and statutory negligence claims against the former employee arising from her alleged negligent performance of certain work duties. The demand seeks damages for lost profits, along with attorney's fees, interest, and costs. On April 7, 2016, the former employee served an arbitration answering statement and counterclaim request (the “Counterclaim”) to our demand. In the Counterclaim, the former employee alleges causes of action for, among other claims, retaliation, wrongful termination, disability-related discrimination, intentional misrepresentation, breach of contract and intentional infliction of emotional distress. The former employee has asked for recovery of general damages, special damages, statutory damages and penalties, damages for emotional distress, restitution and disgorgement, injunctive relief, punitive damages, costs and attorney’s fees. The amount of the damages was not specified in the Counterclaim.

On April 12, 2016, the Company was served with a Notice of Commencement of Action, a Summons and a Complaint.  The action was filed in the Supreme Court of the State of New York, New York County, Index No. 951928/2016 and is titled “Denville and Dover Fund LLC , Plaintiff, against Viveve Medical, Inc. (f/k/a PLC Systems, Inc.), Defendant”.  The complaint alleges that PLC Systems, Inc. (“PLC”), during the period from 2011 through 2013, sold securities to the Plaintiff, including a Common Stock Purchase Warrant, No. R-3B, for the purchase of 679,825 pre-Merger shares of PLC common stock (the “Warrant”).  The Warrant expiration date was February 22, 2016.  Plaintiff alleges that the Warrant was exercised on January 30, 2016 but that the Defendant has failed and refused to issue the common stock, as required by the terms of the Warrant.  Plaintiff asks the Court to order the Defendant to issue the shares of common stock underlying the Warrant, pay compensatory damages in an amount no less than $400,000, pay liquidated damages in the amount of $10,732.46 accrued from February 4, 2016 through February 10, 2016 and liquidated damages of $3,066 per day from February 10, 2016 until judgement and for attorney’s fees and the costs and expenses of the legal action. On May 13, 2016, the Company removed the action to the United States District Court for the Southern District of New York. On June 27, 2016, the court remanded the action to the Supreme Court of the State of New York, New York County. The Company believes the claim is meritless and intends to vigorously defend against such claim.

Item 1A.     Risk Factors.

We incorporate herein by reference the risk factors included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 24, 2016.

Item 2.        Unregistered Sales of Equity Securities and Use Of Proceeds.

Unregistered Sales of Securities

On April 1 2016, the Company issued a ten year warrant to Dynamic Medical Technologies (Hong Kong) Limited, a distributor, to purchase an aggregate of 25,000 shares of common stock at an exercise price of $6.08 per share valued at $142,000.

On May 11, 2016, the Company issued five year warrants to two consultants to purchase an aggregate of 5,000 shares of common stock at an exercise price of $7.74 per share in exchange for clinical consulting services valued at $20,000.

In connection with the 2016 Loan Agreement, the Company issued a ten year warrant to the Lender to purchase up to an aggregate of 100,402 shares of the Company’s common stock at an exercise price of $4.98 per share.

The Company relied on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), to issue the warrants described above, which exempts transactions by an issuer not involving any public offering, in that there was no form of general solicitation or general advertising employed in the offering. No commissions were paid and no placement agents were involved in connection with the issuance of the warrants.

Use of Proceeds

On June 17, 2016, in connection with the closing of the June 2016 Offering, the Company sold an aggregate of 3,105,000 shares of common stock, including the exercise of the underwriters’ overallotment option, at a public offering price of $5.00 per share, pursuant to a Registration Statement on Form S-1 (Registration No. 333-210816), which was declared effective by the Securities and Exchange Commission on June 13, 2016 (the “Effective Date”).  The offering date was June 14, 2016.  The net aggregate proceeds to the Company from the offering were approximately $13,857,000, reflecting gross proceeds of approximately $15,525,000, after the deduction of underwriting discounts, commissions and other offering expenses which were paid directly to non-affiliates of the Company.

Ladenburg Thalmann & Co. Inc. (“Ladenburg”) was the representative of the underwriters for the offering.  Ladenburg, a subsidiary of Ladenburg Thalmann Financial Services Inc., and Craig-Hallum Capital Group LLC were the joint book-running managers of the offering and Maxim Group LLC acted as co-manager.

During the period from the Effective Date through June 30, 2016, none of the net proceeds from the offering had been used by the Company to fund operations.

Item 3.       Defaults Upon Senior Securities.

Not applicable.

Item 4.      Mine Safety Disclosures.

Not applicable.

Item 5.      Other Information.

Change to Annual Meeting Date.

The 2015 Annual and Special Meeting of Stockholders (the “2015 Annual Meeting”) was held on July 22, 2015.  The 2016 Annual Meeting of Stockholders is scheduled to be held on August 22, 2016, which is 31 calendar days from the corresponding date of the 2015 Annual Meeting.

Press Release Reporting Second Quarter Financial Results.

Attached as Exhibit 99.1 and incorporated herein by reference is a copy of a press release dated August 11, 2016, reporting the Company’s 2016 second quarter financial results.  The information set forth under this Item 5 is intended to be furnished under this Item 5 and also “Item 7.01, Regulation FD Disclosure” and “Item 2.02, Results of Operations and Financial Condition” of Form 8-K.  Such information, including Exhibit 99.1 attached to this Form 10-Q, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, nor shall it be deemed incorporated by reference in any filing under the Securities Act, except as shall be expressly set forth by specific reference in such filing.

 Item 6.      Exhibits.

Exhibit Number	Document
1.1(1)	Underwriting Agreement, dated June 14, 2016, by and between the Company and Ladenburg Thalmann & Co. Inc.

2.1(4)	Plan of Continuance

2.1.1(4)	Yukon Application for Authorization to continue to Another Jurisdiction

2.1.2(4)	Statutory Declaration

3.1(4)	Certificate of Conversion for Delaware

3.1.1(4)	Certificate of Incorporation

3.1.2(3)	Articles of Amendment to the Articles of Continuance of Viveve Medical, Inc.

3.2(4)	Bylaws

4.1(4)	Warrant to Purchase Common Stock issued on April 1, 2016 to Dynamic Medical Technologies (Hong Kong) Limited

4.2*	Warrant to Purchase Common Stock issued on May 11, 2016 to Theresa Stern

4.3*	Warrant to Purchase Common Stock issued on May 11, 2016 to Chris Rowan

4.4(2)	Warrant to Purchase Common Stock issued on June 20, 2016 to Western Alliance Bank

10.1(2)	Loan and Security Agreement dated as of June 20, 2016 by and among Viveve Medical, Inc., Viveve, Inc. and Western Alliance Bank

10.2(2)	Intellectual Property Security Agreement dated as of June 20, 2016 between Viveve Medical, Inc. and Western Alliance Bank

10.3(2)	Intellectual Property Security Agreement dated as of June 20, 2016 between Viveve, Inc. and Western Alliance Bank

10.4*	Form of Lock-up Agreement, by and between the Company and each officer, director and beneficial owner of greater than 10% of the Company’s common stock.

31.1*	Certification of the Company’s Principal Executive Officer pursuant to Rule 13a-14(a) and 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of the Company’s Principal Financial and Accounting Officer pursuant to Rule 13a-14(a) and 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1+	Certification of the Company’s Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2+	Certification of the Company’s Principal Financial and Accounting Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

99.1+	Press Release announcing 2016 Second Quarter Financial Results issued on August 11, 2016

101 .INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

   * Filed herewith.

+ This document is deemed not filed for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act.

(1)	Incorporated by reference from the Form 8-K filed with the Securities and Exchange Commission on June 14, 2016.

(2)	Incorporated by reference from the Form 8-K filed with the Securities and Exchange Commission on June 21, 2016.

(3)	Incorporated by reference from the Form 8-K filed with the Securities and Exchange Commission on April 14, 2016.

(4)	Incorporated by reference from the Form 10-Q filed with the Securities and Exchange Commission on May 13, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 11, 2016	VIVEVE MEDICAL, INC.
(Registrant)

	By:	/s/ Patricia Scheller
Patricia Scheller
Chief Executive Officer Principal Executive Officer

	By:	/s/ Scott Durbin
Scott Durbin
Chief Financial Officer Principal Financial and Accounting Officer

Exhibit 4.2

THESE SECURITIES AND THE UNDERLYING SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT.

COMMON STOCK PURCHASE WARRANT

Issue Date: May 11, 2016

To Purchase 2,500 Shares of Common Stock of

VIVEVE MEDICAL, INC.

THIS COMMON STOCK PURCHASE WARRANT CERTIFIES that, for value received, Theresa Stern (the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Issue Date (the “Initial Exercise Date”) and on or prior to the close of business on the earlier of the fifth anniversary of the Issue Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from Viveve Medical, Inc., a Delaware corporation (the “Company”), up to an aggregate of 2,500 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) in accordance with Section 3 or Section 4 herein. The purchase price of one share of Common Stock (the “Exercise Price”) under this Warrant shall be $7.74, subject to adjustment hereunder. The Exercise Price and the number of Warrant Shares for which the Warrant is exercisable shall be subject to adjustment as provided herein.

1.     Title to Warrant. Prior to the Termination Date, this Warrant and all rights hereunder are non-transferable.

2.    Authorization of Shares. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

3.     Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by the surrender of this Warrant and the Notice of Exercise Form annexed hereto duly executed, at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of such Holder appearing on the books of the Company). Upon payment of the Exercise Price of the shares thereby purchased by wire transfer or cashier’s check drawn on a United States bank, the Holder shall be entitled to receive a certificate for the number of Warrant Shares so purchased. Certificates for Warrant Shares purchased hereunder shall be delivered to the Holder within five (5) business days after the date on which this Warrant shall have been exercised as aforesaid. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the date the Warrant has been exercised by payment to the Company of the Exercise Price and all taxes required to be paid by the Holder, if any, pursuant to Section 7 prior to the issuance of such shares, have been paid. If the Company fails to deliver to the Holder a certificate or certificates representing the number of Warrant Shares exercised pursuant to this Section 3(a) by the fifth business day after the date of exercise, then the Holder will have the right to rescind such exercise by written notice to the Company.

4.     Cashless Exercise. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date, by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the VWAP on the Trading Day immediately preceding the date on which Holder elects to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

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Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 4.

5.     Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

6.     No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

7.     Charges, Taxes and Expenses. Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder.

8.     Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

9.     Division and Combination.

(a)     This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the Holder’s and the denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. The Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

(b)     The Company shall prepare, issue and deliver at its own expense (other than transfer taxes) the new Warrant or Warrants under this Section 7.

(c)     The Company agrees to maintain, at its aforesaid office, books for the registration of this Warrant and any other new Warrants that may be issued upon the division or combination of this Warrant under this Section 7.

10.     No Rights as Shareholder until Exercise. This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof. Upon the surrender of this Warrant and the payment of the aggregate Exercise Price, the Warrant Shares so purchased shall be and be deemed to be issued to such Holder as the record owner of such shares as of the close of business on the later of the date of such surrender or payment.

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11.     Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

12.     Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

13.     Adjustments of Exercise Price and Number of Warrant Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the happening of any of the following. In case the Company shall (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock to holders of its outstanding Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) issue any shares of its capital stock in a reclassification of the Common Stock, then in each such case the number of Warrant Shares purchasable upon exercise of this Warrant immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which it would have owned or have been entitled to receive had such Warrant been exercised in advance thereof. Upon each such adjustment of the kind and number of Warrant Shares or other securities of the Company which are purchasable hereunder, the Holder shall thereafter be entitled to purchase the number of Warrant Shares or other securities resulting from such adjustment at an Exercise Price per Warrant Share or other security obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares purchasable pursuant hereto immediately prior to such adjustment and dividing by the number of Warrant Shares or other securities of the Company resulting from such adjustment. An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

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14.          Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another corporation (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock of the Company), or sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”), are to be received by or distributed to the holders of Common Stock of the Company, then the Holder shall have the right thereafter to receive, at the option of the Holder, upon exercise of this Warrant, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a Holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event. In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined in good faith by resolution of the Board of Directors of the Company) in order to provide for adjustments of Warrant Shares for which this Warrant is exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 12. For purposes of this Section 12, “common stock of the successor or acquiring corporation” shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this Section 12 shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or disposition of assets.

15.          Voluntary Adjustment by the Company. The Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

16.          Notice of Adjustment. Whenever the number of Warrant Shares or number or kind of securities or other property purchasable upon the exercise of this Warrant or the Exercise Price is adjusted, as herein provided, the Company shall give notice thereof to the Holder, which notice shall state the number of Warrant Shares (and other securities or property) purchasable upon the exercise of this Warrant and the Exercise Price of such Warrant Shares (and other securities or property) after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

17.          Notice of Corporate Action. If at any time:

(a)     the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right, or

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(b)     there shall be any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger of the Company with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company to, another corporation or,

(c)     there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of such cases (but not in such cases if the rights of the Holder or holders of Common Stock will not be materially affected thereby), the Company shall give to Holder (i) at least 5 business days’ prior notice of the date on which a record date shall be selected for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, liquidation or winding up, and (ii) in the case of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, at least 5 business days’ prior notice of the date when the same shall take place. Such notice in accordance with the foregoing clause also shall specify (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, the date on which the holders of Common Stock shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and (ii) the date on which any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of Common Stock shall be entitled to exchange their Warrant Shares for securities or other property deliverable upon such disposition, dissolution, liquidation or winding up. Each such written notice shall be sufficiently given if addressed to Holder at the last address of Holder appearing on the books of the Company and delivered in accordance with Section 19(c).

18.     Authorized Shares. The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the trading market upon which the Common Stock may be listed.

19.     Miscellaneous.

(a)     Jurisdiction. This Warrant shall constitute a contract under the laws of California, without regard to its conflicts of laws principles or rules.

(b)     Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

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(c)     Notices. Any notice, request or other document required or permitted to be given or delivered pursuant to this Warrant shall be deemed to have been sufficiently given and received for all purposes when delivered by hand or by telecopy that has been confirmed as received by 5:00 P.M. on a business day, one (1) business day after being sent by nationally recognized overnight courier or received by telecopy after 5:00 P.M. on any day, or five (5) business days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, to the following addresses:

If to the Company:               Viveve Medical, Inc.

150 Commercial Street

Sunnyvale, CA 94086

Attn: Scott C. Durbin

Fax: (408) 530-1919

If to the Holder:                   At the Holder’s address in the Company’s Warrant register.

(d)     Limitation of Liability. No provision hereof, in the absence of any affirmative action by Holder to exercise this Warrant or purchase Warrant Shares, and no enumeration herein of the rights or privileges of Holder, shall give rise to any liability of Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(e)     Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder or holder of Warrant Shares.

(f)     Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Holder and the Company.

(g)     Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(h)     Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

[The remainder of this page has been intentionally left blank.]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated: May 31, 2016

VIVEVE MEDICAL, INC.

By: /s/ Patricia Scheller
Name: Patricia Scheller
Title: Chief Executive Officer

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NOTICE OF EXERCISE

To:     VIVEVE MEDICAL, INC.

(1)     The undersigned hereby elects to purchase ________ Warrant Shares of VIVEVE MEDICAL, INC. pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)     Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

 Name:          __________________________________________

Address:     __________________________________________

                     ___________________________________________

SSN:            ___________________________________________

The Warrant Shares shall be delivered to the following:

__________________________________________

__________________________________________

__________________________________________

HOLDER NAME

By: ___________________________________________

Name:

Title:

Dated: ________________________________________

Exhibit 4.3

THESE SECURITIES AND THE UNDERLYING SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT.

COMMON STOCK PURCHASE WARRANT

Issue Date: May 11, 2016

To Purchase 2,500 Shares of Common Stock of

VIVEVE MEDICAL, INC.

THIS COMMON STOCK PURCHASE WARRANT CERTIFIES that, for value received, Chris Rowan (the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Issue Date (the “Initial Exercise Date”) and on or prior to the close of business on the earlier of the fifth anniversary of the Issue Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from Viveve Medical, Inc., a Delaware corporation (the “Company”), up to an aggregate of 2,500 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) in accordance with Section 3 or Section 4 herein. The purchase price of one share of Common Stock (the “Exercise Price”) under this Warrant shall be $7.74, subject to adjustment hereunder. The Exercise Price and the number of Warrant Shares for which the Warrant is exercisable shall be subject to adjustment as provided herein.

1.     Title to Warrant. Prior to the Termination Date, this Warrant and all rights hereunder are non-transferable.

2.     Authorization of Shares. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

3.     Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by the surrender of this Warrant and the Notice of Exercise Form annexed hereto duly executed, at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of such Holder appearing on the books of the Company). Upon payment of the Exercise Price of the shares thereby purchased by wire transfer or cashier’s check drawn on a United States bank, the Holder shall be entitled to receive a certificate for the number of Warrant Shares so purchased. Certificates for Warrant Shares purchased hereunder shall be delivered to the Holder within five (5) business days after the date on which this Warrant shall have been exercised as aforesaid. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the date the Warrant has been exercised by payment to the Company of the Exercise Price and all taxes required to be paid by the Holder, if any, pursuant to Section 7 prior to the issuance of such shares, have been paid. If the Company fails to deliver to the Holder a certificate or certificates representing the number of Warrant Shares exercised pursuant to this Section 3(a) by the fifth business day after the date of exercise, then the Holder will have the right to rescind such exercise by written notice to the Company.

4.     Cashless Exercise. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date, by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the VWAP on the Trading Day immediately preceding the date on which Holder elects to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

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Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 4.

5.     Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

6.     No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

7.     Charges, Taxes and Expenses. Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder.

8.     Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

9.     Division and Combination.

(a)     This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the Holder’s and the denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. The Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

(b)     The Company shall prepare, issue and deliver at its own expense (other than transfer taxes) the new Warrant or Warrants under this Section 7.

(c)     The Company agrees to maintain, at its aforesaid office, books for the registration of this Warrant and any other new Warrants that may be issued upon the division or combination of this Warrant under this Section 7.

10.     No Rights as Shareholder until Exercise. This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof. Upon the surrender of this Warrant and the payment of the aggregate Exercise Price, the Warrant Shares so purchased shall be and be deemed to be issued to such Holder as the record owner of such shares as of the close of business on the later of the date of such surrender or payment.

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11.     Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

12.     Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

13.     Adjustments of Exercise Price and Number of Warrant Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the happening of any of the following. In case the Company shall (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock to holders of its outstanding Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) issue any shares of its capital stock in a reclassification of the Common Stock, then in each such case the number of Warrant Shares purchasable upon exercise of this Warrant immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which it would have owned or have been entitled to receive had such Warrant been exercised in advance thereof. Upon each such adjustment of the kind and number of Warrant Shares or other securities of the Company which are purchasable hereunder, the Holder shall thereafter be entitled to purchase the number of Warrant Shares or other securities resulting from such adjustment at an Exercise Price per Warrant Share or other security obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares purchasable pursuant hereto immediately prior to such adjustment and dividing by the number of Warrant Shares or other securities of the Company resulting from such adjustment. An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

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14.          Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another corporation (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock of the Company), or sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”), are to be received by or distributed to the holders of Common Stock of the Company, then the Holder shall have the right thereafter to receive, at the option of the Holder, upon exercise of this Warrant, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a Holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event. In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Warrant to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined in good faith by resolution of the Board of Directors of the Company) in order to provide for adjustments of Warrant Shares for which this Warrant is exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 12. For purposes of this Section 12, “common stock of the successor or acquiring corporation” shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this Section 12 shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or disposition of assets.

15.          Voluntary Adjustment by the Company. The Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

16.          Notice of Adjustment. Whenever the number of Warrant Shares or number or kind of securities or other property purchasable upon the exercise of this Warrant or the Exercise Price is adjusted, as herein provided, the Company shall give notice thereof to the Holder, which notice shall state the number of Warrant Shares (and other securities or property) purchasable upon the exercise of this Warrant and the Exercise Price of such Warrant Shares (and other securities or property) after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

17.          Notice of Corporate Action. If at any time:

(a)     the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right, or

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(b)     there shall be any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger of the Company with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company to, another corporation or,

(c)     there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of such cases (but not in such cases if the rights of the Holder or holders of Common Stock will not be materially affected thereby), the Company shall give to Holder (i) at least 5 business days’ prior notice of the date on which a record date shall be selected for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, liquidation or winding up, and (ii) in the case of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, at least 5 business days’ prior notice of the date when the same shall take place. Such notice in accordance with the foregoing clause also shall specify (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, the date on which the holders of Common Stock shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and (ii) the date on which any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of Common Stock shall be entitled to exchange their Warrant Shares for securities or other property deliverable upon such disposition, dissolution, liquidation or winding up. Each such written notice shall be sufficiently given if addressed to Holder at the last address of Holder appearing on the books of the Company and delivered in accordance with Section 19(c).

18.     Authorized Shares. The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the trading market upon which the Common Stock may be listed.

19.     Miscellaneous.

(a)     Jurisdiction. This Warrant shall constitute a contract under the laws of California, without regard to its conflicts of laws principles or rules.

(b)     Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

6

(c)     Notices. Any notice, request or other document required or permitted to be given or delivered pursuant to this Warrant shall be deemed to have been sufficiently given and received for all purposes when delivered by hand or by telecopy that has been confirmed as received by 5:00 P.M. on a business day, one (1) business day after being sent by nationally recognized overnight courier or received by telecopy after 5:00 P.M. on any day, or five (5) business days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, to the following addresses:

If to the Company:               Viveve Medical, Inc.

150 Commercial Street

Sunnyvale, CA 94086

Attn: Scott C. Durbin

Fax: (408) 530-1919

If to the Holder:                   At the Holder’s address in the Company’s Warrant register.

(d)     Limitation of Liability. No provision hereof, in the absence of any affirmative action by Holder to exercise this Warrant or purchase Warrant Shares, and no enumeration herein of the rights or privileges of Holder, shall give rise to any liability of Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(e)     Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder or holder of Warrant Shares.

(f)     Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Holder and the Company.

(g)     Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(h)     Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

[The remainder of this page has been intentionally left blank.]

7

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated: May 31, 2016

VIVEVE MEDICAL, INC.

By: /s/ Patricia Scheller
Name: Patricia Scheller
Title: Chief Executive Officer

8

NOTICE OF EXERCISE

To:     VIVEVE MEDICAL, INC.

(1)     The undersigned hereby elects to purchase ________ Warrant Shares of VIVEVE MEDICAL, INC. pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)     Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

               Name:           __________________________________________

               Address:     __________________________________________

                                    __________________________________________

               SSN:            __________________________________________

The Warrant Shares shall be delivered to the following:

__________________________________________

__________________________________________

__________________________________________

HOLDER NAME

By: ___________________________________________

Name:

Title:

Dated: ________________________________________

Exhibit 10.4

EXHIBIT C

FORM OF LOCK-UP AGREEMENT

____ __, 2016

Ladenburg Thalmann & Co. Inc.,

acting as representative to the several underwriters:

Re:	Underwriting Agreement, dated ________ ___, 2016, by and between Viveve Medical, Inc. and Ladenburg Thalmann & Co. Inc., acting as representative to the several underwriters

Ladies and Gentlemen:

The undersigned irrevocably agrees with the Company that, from the date hereof until 90 days following the date of the Underwriting Agreement (the “Underwriting Agreement”) entered into by and between Viveve Medical, Inc., a Delaware corporation (the “Company”) and Ladenburg Thalmann & Co. Inc. (the “Representative”), acting as representative to the several underwriters (such period, the “Restriction Period” and the underwriters collectively, the “Underwriters”), the undersigned will not, except as permitted in connection with any Exempt Transfers (as defined below), offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any Affiliate (as defined in the Underwriting Agreement) of the undersigned or any person in privity with the undersigned or any Affiliate of the undersigned), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) with respect to, any shares of common stock of the Company or securities convertible, exchangeable or exercisable into, shares of common stock of the Company beneficially owned, held or hereafter acquired by the undersigned (the “Securities”). Beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. In order to enforce this covenant, the Company shall cause the transfer agent or other registrar to impose stop-transfer instructions and implement stop transfer procedures preventing the transfer agent of the Company from effecting any actions in violation of this letter agreement. The Representative may consent to an early release from the Restriction Period if, in its sole and absolute discretion, the market for the Securities would not be adversely impacted by sales and in cases of financial emergency. Notwithstanding the foregoing, if (i) the Company issues an earnings release or material news, or a material event relating to the Company occurs, during the last 17 days of the Restriction Period, or (ii) prior to the expiration of the Restriction Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Restriction Period, the restrictions imposed by this letter agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless the Representative waives such extension.

“Exempt Transfers” as used herein shall not be subject to the restrictions set forth in this letter agreement and shall include (1) a transfer by the undersigned of any common stock or any securities convertible into or exchangeable or exercisable for common stock as a bona fide gift or gifts, or by will or intestacy, to any member of the immediate family (as defined below) of the undersigned or to a trust the beneficiaries of which are exclusively the undersigned or members of the undersigned’s immediate family or to a charity or educational institution; provided, however, that it shall be a condition to the transfer that (A) the transferee executes and delivers to the Representative not later than one business day prior to such transfer, a written agreement, in substantially the form of this letter agreement and otherwise satisfactory in form and substance to the Representative, and (B) if the undersigned is required to file a report under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of common stock or any securities convertible into or exercisable or exchangeable for common stock by the undersigned during the Restriction Period (as the same may be extended as described above), the undersigned shall include a statement in such report to the effect that such transfer or distribution is not a transfer for value and that such transfer is being made as a gift or by will or intestacy, as the case may be; or (2) the exercise or conversion by the undersigned of currently outstanding warrants, options and convertible debentures, as applicable, and the exercise of options under an acceptable stock option plan, so long as the undersigned agrees that the shares of common stock received from any such exercise or conversion will be subject to this letter agreement; or (3) if the undersigned is a (i) a corporation, partnership or other business entity, transfers or distributions by the undersigned of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock to (A) another corporation, partnership or other business entity that controls, is controlled by or managed by or is under common control with such stockholder or (B) as part of a distribution to an equity holder of such stockholder or to the estate of any such equity holder, or (ii) if the undersigned is a trust, transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; or (4) any transfer in accordance with a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of shares of Common Stock during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the undersigned or the Company; or (5) transfers of any shares of common stock or any securities convertible into or exchangeable or exercisable for common stock in connection with a trading plan established pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of shares of common stock during the Restricted Period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the undersigned or the Company; provided that in the case of any transfer or distribution pursuant to clause (1) or (3) above, it shall be a condition to the transfer that (A) the transferee executes and delivers to the Representative not later than one business day prior to such transfer, a written agreement, in substantially the form of this letter agreement and otherwise satisfactory in form and substance to the Representative, and (B) if the undersigned is required to file a report under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of common stock or any securities convertible into or exercisable or exchangeable for common stock by the undersigned during the Restriction Period (as the same may be extended as described above), the undersigned shall include a statement in such report to the effect that such transfer or distribution is not a transfer for value and that such transfer is being made as a gift or by will or intestacy, as the case may be. For purposes of this paragraph, “immediate family” shall mean a spouse, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the undersigned.

The undersigned acknowledges that the execution, delivery and performance of this letter agreement is a material inducement to each Underwriter to perform under the Underwriting Agreement and that each Underwriter (which shall be a third party beneficiary of this letter agreement) and the Company shall be entitled to specific performance of the undersigned’s obligations hereunder. The undersigned hereby represents that the undersigned has the power and authority to execute, deliver and perform this letter agreement, that the undersigned has received adequate consideration therefor and that the undersigned will indirectly benefit from the closing of the transactions contemplated by the Underwriting Agreement.

This letter agreement may not be amended or otherwise modified in any respect without the written consent of each of the Company, the Representative and the undersigned. This letter agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflict of laws. The undersigned hereby irrevocably submits to the exclusive jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in Manhattan, for the purposes of any suit, action or proceeding arising out of or relating to this letter agreement, and hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that (i) it is not personally subject to the jurisdiction of such court, (ii) the suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of the suit, action or proceeding is improper. The undersigned hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by receiving a copy thereof sent to the Company at the address in effect for notices to it under the Underwriting Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. The undersigned hereby waives any right to a trial by jury. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The undersigned agrees and understands that this letter agreement does not intend to create any relationship between the undersigned and each Underwriter and that no issuance or sale of the Securities is created or intended by virtue of this letter agreement.

This letter agreement shall be binding on successors and assigns of the undersigned with respect to the Securities and any such successor or assign shall enter into a similar agreement for the benefit of the Underwriters.

*** SIGNATURE PAGE FOLLOWS***

This letter agreement may be executed in two or more counterparts, all of which when taken together may be considered one and the same agreement.

_________________________

Signature

__________________________

Print Name

__________________________

Position in Company, if any

Address for Notice:

__________________________

__________________________

__________________________

Number of shares of Common Stock

_____________________________________________________________________________

Number of shares of Common Stock underlying subject to warrants, options, debentures or other convertible securities

By signing below, the Company agrees to enforce the restrictions on transfer set forth in this letter agreement.

VIVEVE MEDICAL, INC.

By: _________________________________

Name: Scott Durbin

Title: Chief Financial Officer

Exhibit 31.1

Certification of Chief Executive Officer

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

I, Patricia Scheller, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q for Viveve Medical, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b. Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c. Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d. Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: August 11, 2016	/s/ Patricia Scheller
Patricia Scheller
Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2

Certification of Chief Financial Officer

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

I, Scott Durbin, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q for Viveve Medical, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b. Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c. Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d. Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: August 11, 2016	/s/ Scott Durbin
Scott Durbin
Chief Financial Officer
(Principal Financial and Accounting Officer)

Exhibit 32.1

Certification

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

(Subsections (A) and (B) of Section 1350, Chapter 63 of Title 18,

United States Code)

Pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of section 1350, chapter 63 of Title 18, United States Code), the undersigned officer of Viveve Medical, Inc. (the “Company”), does hereby certify with respect to the Quarterly Report of the Company on Form 10-Q for the period ended June 30, 2016 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), that:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 11, 2016	/s/ Patricia Scheller
Patricia Scheller
Chief Executive Officer
(Principal Executive Officer)

Exhibit 32.2

Certification

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

(Subsections (A) and (B) of Section 1350, Chapter 63 of Title 18,

United States Code)

Pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of section 1350, chapter 63 of Title 18, United States Code), the undersigned officer of Viveve Medical, Inc. (the “Company”), does hereby certify with respect to the Quarterly Report of the Company on Form 10-Q for the period ended June 30, 2016 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), that:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 11, 2016	/s/ Scott Durbin
Scott Durbin
Chief Financial Officer
(Principal Financial and Accounting Officer)

Exhibit 99.1

Viveve® Reports Record Second Quarter Financial Results

Quarterly revenue increases 21% and Viveve® System installed base grows 53% – Viveve System now available in 65 countries with regulatory approval for marketing in 27 countries

SUNNYVALE, California – August 11, 2016 – Viveve Medical, Inc. (“Viveve”) (Nasdaq: VIVE), a medical technology company focused on women’s health, today reported financial results for the quarter ended June 30, 2016.

“The second quarter continued to be a record breaking period for the company. We achieved another record quarter of sales - with an installed base that has grown to 115 Viveve Systems,” said Patricia Scheller, Viveve’s chief executive officer. “As we aggressively advance our commercial strategy around the world, our focus will be on attaining additional regulatory clearances, generating additional differentiating clinical data and increasing awareness of vaginal laxity, a condition that affects millions of women worldwide. We believe that the Viveve System currently provides the only safe and effective non-surgical option that is clinically proven to successfully address vaginal laxity and female sexual dysfunction."

2016 Business Highlights

●	Announced positive final results for both the primary and key secondary endpoints for the VIVEVE I clinical study – the first randomized, blinded and sham-controlled study conducted in vaginal laxity

●	Uplisted the company’s common stock to The Nasdaq Capital Market

●	Announced a distribution contract for the private China market

●	Successfully raised gross proceeds of $15.5 million in equity capital to support our clinical, regulatory and global commercialization efforts

●	Executed a $10 million term loan with Western Alliance Bank to meet our expanding working capital requirements

●	Added three new, independent, and seasoned commercial executives to our Board of Directors

Q2 Financial Results

"Since launching commercially in Q3 2015, we have seen continued sales momentum around the globe and believe we are well positioned to build on our early commercial success throughout the remainder of 2016," stated Scott Durbin, Viveve’s chief financial officer, adding, "We continue to exceed our commercial expectations and customer feedback continues to be very positive.”

Revenue for the second quarter of 2016 totaled $1,556,000 from the sale of 40 Viveve Systems, 402 disposable treatment tips and other ancillary consumables, compared to revenue of $73,000 for the same period in 2015, an increase of $1,483,000.

Gross profit for the second quarter of 2016 was $534,000, compared to gross profit of $20,000, for the same period in 2015, an increase of $514,000. The increase in gross profit was primarily due to the sale of 40 Viveve Systems to our distributors in the quarter.

Total operating expenses for the second quarter of 2016 increased 75% to $5,078,000 from $2,907,000 in the same period in 2015, primarily as a result of increased efforts to support commercialization of our product in existing and new markets, increased research and development efforts and to implement strategies to protect our intellectual property. Spending on research and development during the second quarter of 2016 increased due to costs associated with increased engineering and development work with our contract manufacturer related to product improvement efforts. Selling, general and administrative expenses for the second quarter of 2016 increased primarily due to increased sales and marketing efforts to build brand and market awareness, expenses associated with being a public company and financing efforts.

Net loss for the second quarter of 2016 was $5,316,000, or a loss of $0.66 per share, compared with a net loss of $3,006,000, or a loss of $0.67 per share, for the same period in 2015.

Cash and cash equivalents were $19,931,000 as of June 30, 2016, an increase of $12,571,000 from $7,360,000 as of December 31, 2015.

Conference Call Information

The company will host a live conference call at 5:00 p.m. ET today. The conference call can be accessed at http://dpregister.com/10090630. The dial-in telephone number will be provided upon registration either in advance of or at the time of the conference call. The conference call will be archived on the company’s website at http://ir.viveve.com/ir-calendar.

About Viveve

Viveve Medical, Inc. is a women's health company passionately committed to advancing new solutions to improve women's overall well-being and quality of life. The company's lead product, the globally patented Viveve System, is a non-surgical, non-ablative medical device that remodels collagen and restores tissue with only one treatment session. The Viveve System treats the condition of vaginal laxity that can result in decreased physical sensation and sexual satisfaction. Physician surveys indicate that vaginal laxity is the number one post-delivery physical change for women, being more prevalent than weight gain, urinary incontinence or stretch marks. The Viveve Treatment uses patented, reverse-thermal gradient radiofrequency technology to tighten vaginal tissue in one 30-minute out-patient treatment in a physician's office. The Viveve System has received regulatory approval in many countries throughout the world and is available through physician import license in Japan. It is currently not available for sale in the U.S. For more information, please visit Viveve's website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

Viveve is a registered trademark of Viveve, Inc.

Investor Relations contact:

Amato and Partners, LLC

90 Park Avenue, 17th Floor

New York, NY 10016

admin@amatoandpartners.com

Media contact:
Jessica Burns
Berry & Company Public Relations
(212) 253-8881
jburns@berrypr.com

VIVEVE MEDICAL, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$19,931	$7,360
Accounts receivable	589	593
Inventory	845	1,549
Prepaid expenses and other current assets	1,204	1,228
Total current assets	22,569	10,730
Property and equipment, net	356	239
Other assets	139	138
Total assets	$23,064	$11,107
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,854	$1,432
Accrued liabilities	2,090	1,293
Note payable, current portion	-	4,446
Total current liabilities	3,944	7,171
Note payable, noncurrent portion	9,560	-
Total liabilities	13,504	7,171

Stockholders’ equity:
Preferred stock	-	-
Common stock and paid-in capital	67,493	52,447
Accumulated deficit	(57,933)	(48,511)
Total stockholders’ equity	9,560	3,936
Total liabilities and stockholders’ equity	$23,064	$11,107

VIVEVE MEDICAL, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Revenue	$1,556	$73	$2,840	$111
Cost of revenue	1,022	53	1,958	103
Gross profit	534	20	882	8

Operating expenses:
Research and development	2,463	1,086	4,259	1,931
Selling, general and administrative	2,615	1,821	5,163	3,398
Total operating expenses	5,078	2,907	9,422	5,329
Loss from operations	(4,544)	(2,887)	(8,540)	(5,321)
Interest expense	(765)	(105)	(873)	(188)
Other income (expense), net	(7)	(14)	(9)	(21)
Net loss	$(5,316)	$(3,006)	$(9,422)	$(5,530)

Net loss per share:
Basic and diluted	$(0.66)	$(0.67)	$(1.21)	$(1.64)

Weighted average shares used in computing net loss per common share
Basic and diluted	8,080,737	4,454,012	7,786,889	3,379,504